Exhibit 10.7
NONCOMPETITION AGREEMENT

This NONCOMPETITION AGREEMENT (this “Agreement”) is entered into as of the ____ day of ____________, 2011 (the “Effective Date”), by and between Consumers Bancorp, Inc., an Ohio corporation (the “Company”), Consumers National Bank, an Ohio Banking Corporation (the “Bank”), and _________________ (the “Executive”).

WHEREAS, Executive has provided guidance, leadership, and direction in the growth, management, and development of the Company, the Bank, and the Affiliates, and has learned trade secrets, confidential procedures, and information, and technical and sensitive plans of Consumers.

WHEREAS, the Company desires to restrict, after the Executive’s Termination of Employment with the Company and the Bank, the Executive’s availability to other employers or entities that compete with Consumers;

NOW, THEREFORE, in consideration of these premises, the mutual promises and undertakings set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive, the Company and the Bank hereby agree as follows.

1.  Administration of this Agreement.

(a)  Administrator Duties.  This Agreement shall be administered by the Compensation Committee of the Board or by such committee or person as the Board shall appoint (the “Administrator”).  The Executive may not be a member of the Administrator.  The Administrator shall have the discretion and authority to (x) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement and (y) decide or resolve any and all questions that may arise, including interpretations of this Agreement.

(b)  Agents.  In the administration of this Agreement the Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Company.

(c)  Binding Effect of Decisions.  The decision or action of the Administrator concerning any question arising out of the administration, interpretation, and application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

(d)  Indemnity of Administrator.  The Company shall indemnify and hold harmless the members of the Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Administrator or any of its members.  No individual shall be liable while acting as Administrator for any action or determination made in good faith regarding this Agreement, and any such individual shall be entitled to indemnification and reimbursement in the manner provided in the Company’s charter and bylaws/regulations and under applicable law.

(e)  Information.  To enable the Administrator to perform its functions, the Company and the Bank shall supply full and timely information to the Administrator on all matters relating to the date and circumstances of the Termination of Employment of the Executive and such other pertinent information as the Administrator may reasonably require.

(f)   Action by the Administrator.  In addition to acting at a meeting in accordance with applicable laws, any action of the Administrator concerning this Agreement may be taken by a written instrument signed by the Administrator (including, if the Board or a Board committee serves as the Administrator, by written consent in accordance with Ohio law and the charter and bylaws/regulations of the Company, and any such action so taken by written consent shall be effective as if it had been taken by a majority of the members at a meeting duly called and held).

2.  Definitions

(a)   Affiliate shall mean the Bank and any other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company.

(b)   Board shall mean the Board of Directors of the Company.

(c)   Cause shall mean (i) fraud; (ii) embezzlement; (iii) conviction of or plea of nolo contendere by the Executive of any felony; (iv) a material breach of, or the willful failure or refusal by the Executive to perform and discharge the Executive’s duties, responsibilities and obligations under this Agreement; (v) any act of moral turpitude or willful misconduct by the Executive intended to result in personal enrichment of the Executive at the expense of Consumers or any of its affiliates or which has a material adverse impact on the business or reputation of Consumers (such determination to be made by the Board in its reasonable judgment); (vi) intentional material damage to the property or business of Consumers; (vii) gross negligence; or (viii) the ineligibility of the Executive to perform the Executive’s duties because of a ruling, directive or other action by any agency of the United States or any state of the United States having regulatory authority over Consumers; but in each case only if (a) the Executive has been provided with written notice of any assertion that there is a basis for termination for Cause, which notice shall specify in reasonable detail specific facts regarding any such assertion, (b) such written notice is provided to the Executive in a reasonable time (and in any event no less than three (3) business days) before the Board meets to consider any possible termination for Cause, (c) at or prior to the meeting of the Board to consider the matters described in the written notice, an opportunity is provided to the Executive and his counsel to be heard before the Board with respect to the matters described in the written notice, (d) any resolution or other Board action held with respect to any deliberation regarding or decision to terminate the Executive for Cause is duly adopted by a vote of at least two-thirds of the entire Board (excluding the Executive) at a meeting of the Board duly called and held, and (e) the Executive is promptly provided with a copy of the resolution or other corporate action taken with respect to such termination.  No act or failure to act by the Executive shall be considered willful unless done or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interests of Consumers.  The unwillingness of the Executive to accept any or all of a material change in the nature or scope of his position, authorities, or duties; a reduction in his total compensation or benefits; a relocation that he deems unreasonable in light of the Executive’s personal circumstances; or other action by or request of Consumers in respect of the Executive’s position, authority, or responsibility that he reasonably deems to be contrary to this Agreement, may not be considered by the Board to be a failure to perform or misconduct by the Executive.

(d)  Change in Control shall mean the transfer of shares of the Company’s voting common stock such that one entity or one person acquires (or is deemed to acquire when applying Section 318 of the Code) more than fifty percent (50%) of the Company’s outstanding voting common stock.

(e)  Code shall mean the Internal Revenue Code of 1986, as amended, or any successor statute, rule or regulation of similar effect.

(f)   Confidential Information shall mean all business and other information relating to the business of Consumers, including without limitation, technical or nontechnical data, programs, methods, techniques, processes, financial data, financial plans, product plans, and lists of actual or potential customers, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. Such information and compilations of information shall be contractually subject to protection under this Agreement whether or not such information constitutes a trade secret and is separately protectable at law or in equity as a trade secret.

(g)  Consumers shall mean the Company, the Bank, and any Affiliate.

(h)  Customer shall mean any individual, joint venturer, entity of any sort, or other business partner of Consumers with, for, or to whom Consumers has provided Financial Products or Services during the final two years of the Executive’s employment with Consumers, or any individual, joint venturer, entity of any sort, or business partner whom Consumers has identified as a prospective customer of Financial Products or Services within the final year of the Executive’s employment with Consumers.

(i)   Disability or Disabled shall mean, if the Executive is covered by a Consumers-sponsored disability policy, total disability as defined in such policy without regard to any waiting period.  If the Executive is not covered by such a policy, Disability shall mean the Executive’s suffering a sickness, accident, or injury which, in the judgment of a physician satisfactory to Consumers, prevents the Executive from performing substantially all of the Executive’s normal duties for Consumers.  As a condition to receiving any Disability benefits, the Company may require the Executive to submit to such physical or mental evaluations and tests as the Board deems appropriate.

(j)   Financial Products or Services shall mean any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under Section 4(k) of the Bank Holding Company Act of 1956 and that is offered by Consumers on the date of the Executive’s employment termination, including but not limited to banking activities and activities that are closely related and a proper incident to banking, or other products or services of the type in which the Executive was involved during the Executive’s employment with Consumers.

(k)  Good Reason shall mean without the Executive’s written consent, (i) a material diminution in authority, duties or responsibilities; (ii) any reduction by Consumers in the Executive’s Base Salary; (iii) any failure of Company to obtain the assumption of, or the agreement to perform, this Agreement by any successor as contemplated in Section 12 hereof; (iv) Consumers materially breaches this Agreement; or (v) Consumers requiring the Executive to be permanently assigned to a location other than the current or future headquarters of the Company, except for required travel on Consumers’ business to an extent substantially consistent with the Executive’s present business travel obligations and as described under Section 3; or, in the event the Executive consents to any relocation, and such relocation is more than fifty (50) miles from the Executive’s previous location,  the failure by Consumers to pay (or reimburse the Executive) for all reasonable moving expenses incurred by the Executive relating to a change of the Executive’s principal residence in connection with such relocation and to indemnify the Executive against any loss realized on the sale of the Executive’s principal residence in connection with any such change of residence.  Good Reason shall be deemed to occur only when the Executive provides notice to the Company and the Bank of the Executive’s judgment that a Good Reason event has occurred within ninety (90) days of such occurrence, and the Company and the Bank will have at least thirty (30) days during which it may remedy the condition.

(l)  Person shall mean any individual, corporation, limited liability company, bank, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.

(m)  Retirement shall mean Executive’s Voluntary Termination of Employment on or after attainment of age sixty-five (65).

(n)  Section 409A shall mean Section 409A of the Code and the regulations and other guidance issued thereunder by the United States Department of Treasury and Internal Revenue Service.

(o)  Specified Employee shall mean an employee who at the time of Termination of Employment is a key employee of Consumers, if any stock of Consumers is publicly traded on an established securities market or otherwise.  For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the twelve- (12-) month period ending on December 31 (the “identification period”).  If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Agreement during the twelve- (12-) month period that begins on the first day of January following the close of the identification period.

(p)  Termination of Employment shall mean that the Executive shall have ceased to be employed by Consumers for reasons other than death, excepting a leave of absence approved by Consumers.  Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that Consumers and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to Consumers if the Executive has been providing services to Consumers less than thirty-six (36) months).  Termination of Employment shall be construed consistently with a “separation from service” within the meaning of Section 409A.

(q)  Voluntary Termination of Employment shall mean the Termination of Employment by the Executive of the Executive’s employment with Consumers, which is not the result of Good Reason.

3.  Term.

(a)  The term of this Agreement shall commence upon the Effective Date and will continue for an initial term of one (1) year.  Commencing on the Effective Date, as each day lapses during such initial term, one (1) additional day shall be automatically added to the term so that the term of the Agreement after each one- (1-) day renewal shall always be one (1) year, unless terminated as provided in Section 3(b).

(b)  This Agreement may be terminated effective on or after the one- (1-) year anniversary of the Effective Date upon at least one (1) year’s advance written notice of termination by either party to the other party.

4.  Covenants against Competition, Solicitation, or Disclosure of Confidential Information.

(a)  Competition.  For and in consideration of the payments described in Section 5, the Executive shall not, without the prior written consent of the Administrator, either separately, jointly, or in association with others, directly or indirectly, as an agent, employee , owner, partner, member, or stockholder or otherwise, compete with Consumers or establish, engage in, or become interested in, any business, trade, or occupation that competes with Consumers in the Financial Products or Services industry through association with a financial institution that operates a corporate headquarters within 50 (fifty) miles of a physical branch or loan office location of Consumers existent during the Executive’s employment with Consumers or is existent on the date of  the Executive’s Termination of Employment.  The Executive acknowledges and agrees that during the terms of the Executive’s employment the Executive has acquired special and confidential knowledge regarding the operations of Consumers.  Furthermore, although not a term or condition of this Agreement, the Company, the Bank, and the Executive acknowledge and agree that the Executive services have been used and are being used by Consumers in executive, managerial and supervisory capacities throughout the areas in which Consumers does business .  The Executive acknowledges and agrees that the noncompete restrictions contained herein are reasonable and fair in scope and necessary to protect the legitimate interests of Consumers.  Notwithstanding anything contained in the Section 4(a) to the contrary, nothing contained herein shall be construed to prohibit the Executive from owning equity in other businesses that are competitive with Consumers; provided that, while employed by Consumers, such ownership in any competitive business does not exceed the value of the Executives equity ownership in Consumers without the prior written consent of the Administrator and does not meet or exceed  five percent (5%) of the issued and outstanding equity of such competitive business.

(b)  Solicitation.  For and in consideration of the monthly payments described in Section 5, the Executive shall not (x) directly or indirectly solicit or attempt to solicit any Customer of Consumers to accept or purchase Financial Products or Services of the same nature, kind, or variety currently being provided to the Customer by Consumers or being provided to the Customer by Consumers when the Executive’s Termination of Employment occurs, (y) directly or indirectly influence or attempt to influence any Customer, joint venturer, or other business partner of Consumers to alter that person or entity’s business relationship with Consumers in any way, and (z) accept the Financial Products or Services business of any Customer or provide Financial Products or Services to any Customer on behalf of anyone other than Consumers.  In addition, the Executive shall not solicit or attempt to solicit and shall not encourage or induce in any way any employee, joint venturer, or business partner of Consumers to terminate an employment or contractual relationship with Consumers, and shall not hire any person employed by Consumers during the two- (2-) year period immediately before the Executive’s Termination of Employment or any person employed by Consumers during the term of this covenant pursuant to this Section 4(b).

(c)  Disclosure of Confidential Information.  For and in consideration of the monthly payments described in Section 5, the Executive shall not reveal to any person, firm, or corporation any Confidential Information of any nature concerning Consumers or the business of Consumers.  The covenant in this Section 4(c) does not prohibit disclosure required by an order of a court having jurisdiction, a subpoena from an appropriate governmental agency, or disclosure made by the Executive in the ordinary course of business and within the scope of the Executive’s authority.

(d)  Duration; No Impact on Existing Obligations under Law or Contract.  The covenants in this Section 4 shall apply during the Executive’s employment with Consumers and throughout the twelve (12) month period immediately following the Executive’s Termination of Employment, whether or not Consumers has engaged the services of the Executive pursuant to an agreement to provide consulting services upon the Executive’s Termination of Employment with Consumers; provided, however, that such twelve (12) month period shall automatically be reduced to six (6) months upon the occurrence of a Change in Control.  The twelve (12) (or, if applicable, six (6)) month durational period referenced herein shall be tolled and shall not run during any such time that the Executive is in breach of this Agreement and/or in violation of any of the covenants contained herein, and once tolled hereunder shall not begin to run again until such time as all such breach and/or violations have ceased.  The Executive acknowledges and agrees that nothing in this Agreement is intended to or shall have any impact on the Executive’s obligations as an officer or employee of Consumers to refrain from competing against, soliciting Customers, officers, or employees of, or disclosing Confidential Information of Consumers while the Executive is serving as an officer or employee of Consumers or thereafter, whether the Executive’s obligations arise under applicable law or under an employment agreement or otherwise.

(e)  Remedies.  The Executive acknowledges and agrees that remedies at law for the Executive’s breach of the covenants contained herein are inadequate and that for violation of the covenants contained herein, in addition to any and all legal and equitable remedies that may be available, the covenants may be enforced by an injunction in a suit in equity without the necessity of proving actual damage, and that a temporary injunction may be granted immediately upon the commencement of any such suit, and without notice.  The parties hereto intend that the covenants contained in this Section 4 shall be deemed to be a series of separate covenants, one for each county of each state in which Consumers does business.  If in any judicial proceeding a court refuses to enforce any or all of the separate covenants, the unenforceable covenants shall be deemed eliminated from the provisions hereof for the purposes of that proceeding to the extent necessary to permit the remaining separate covenants to be enforced.  Furthermore, if in any judicial proceeding a court refuses to enforce any covenant because of the covenant’s duration or geographic scope, the covenant shall be construed to have only the maximum duration or geographic scope permitted by law.

(f)  Forfeiture of Payments Under This Agreement.  If the Executive breaches any of the covenants in this Section 4, the Executive’s right to any of the payments specified in Section 5 after the date of the breach shall be forever forfeited and the right of the Executive’s designated beneficiary or estate to any payments under this Agreement shall likewise be forever forfeited.  This forfeiture is in addition to and not instead of any injunctive or other relief that may be available to the Company and the Bank.  The Executive further acknowledges and agrees that any breach of any of the covenants in this Section 4 shall be deemed a material breach by the Executive of this Agreement.

5.  Noncompete Payments.

(a)  Payments.  In consideration of the Executive’s covenants as described in Section 4 hereto:

(i)  Upon the Executive’s Termination of Employment by the Company or the Bank for Cause or upon a Voluntary Termination of Employment by the Executive, except for a Termination for Good Reason or Retirement, the Company shall pay to the Executive a monthly payment, in an amount equal to one hundred United States dollars (US$100), for a period of twelve (12) consecutive months, beginning the first day of the month following the Executive’s Termination of Employment; or

(ii)  Upon the a Termination of Employment without Cause by the Company; or a Termination of Employment for Good Reason by the Executive; the Company shall pay to the Executive an amount equal to the aggregate of one (1) times the Executive’s annual rate of base salary, excluding any bonus or incentive payment, then being paid to the Executive.  The aggregate amount payable identified in this Section 5(a)(ii) shall be paid in twelve (12) equal consecutive monthly payments beginning on the first day of the month following the Executive’s Termination of Employment.

(b)  Potential Six-Month Delay under Section 409A.  If, when Termination of Employment occurs, the Executive is a Specified Employee and if the noncompetition payments under this Section 5 would be considered deferred compensation under Section 409A, and finally if an exemption from the six- (6-) month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available, the Executive’s noncompetition payments for the first six (6) months following the Executive’s Termination of Employment shall be paid to the Executive in a single lump sum on the first day of the seventh month after the month in which the Executive’s Termination of Employment occurs.  The remaining payments shall be paid in accordance with the original payment schedule.

(c)  Death and Disability.  Notwithstanding anything herein to the contrary, no amounts shall be payable under this Agreement in the event of the Executive’s Termination of Employment as a result of death or Disability except as provided in Section 6(b).  Further, all payments under this Agreement shall cease upon Executive’s death, except as provided in Section 6(b).

6.  Payment After a Change in Control.

(a)  Termination of Employment After a Change in Control.  If the Executive’s Termination of Employment occurs within twelve (12) consecutive months after a Change in Control is consummated and if the Executive would otherwise be entitled to receive payments under Section 5(a)(i) or 5(a)(ii), the Executive shall be entitled to receive in a single lump sum, within five (5) days after the date of the Termination of Employment (provided that if such five- (5-) day period begins in one calendar year and ends in another, the Executive shall not have a right to designate the calendar year of payment), the aggregate payment due under Section 5, without present value discount for the time value of money; provided that Section 5(b) shall apply, if applicable.  The obligations of the Executive under Section 4 shall continue for a period of six (6) consecutive months following the date of Termination of Employment.

(b)  Death Subsequent to a Change in Control.  Notwithstanding anything herein to the contrary, in the event of the Executive’s death subsequent to a Termination of Employment after a Change in Control and prior to payment of the amount specified in Section 6(a), all amounts due and unpaid shall be paid to the Executive’s designated beneficiary in a single lump sum within thirty (30) days of the date of death; provided that if such thirty- (30-) day period begins in one calendar year and ends in another, such beneficiary shall have no right to designate the calendar year of payment.

7.  Claims Procedure.  The Executive, or a designated beneficiary of the Executive, who has not received benefits under this Agreement that he or she believes should be paid shall make a claim for such benefits by submitting to the Administrator a written claim for the benefits.  The claim must state with particularity the determination desired by the claimant.  All determinations and decisions made by the Administrator regarding claims for benefits under this Agreement will be final, conclusive, and binding on all persons, including Consumers, the Executive, and the Executive’s estate and designated beneficiary(ies).

8.  Assignment of Rights; Spendthrift Clause.  None of the Executive, the Executive’s estate, or the Executive’s beneficiary shall have any right to sell, assign, transfer, pledge, attach, encumber, or otherwise convey the right to receive any payment hereunder.  To the extent permitted by law, benefits payable under this Agreement shall not be subject to the claim of any creditor of the Executive, the Executive’s estate, or the Executive’s designated beneficiary(ies) or subject to any legal process by any creditor of the Executive, the Executive’s estate, or the Executive’s designated beneficiary(ies).

9.  Suicide.  If the Executive commits suicide within two (2) years after the Effective Date, all payments provided for herein shall be forfeited.

10.  Binding Effect.  This Agreement shall bind the Executive, the Company, the Bank and their beneficiaries, survivors, executors, successors and assigns, administrators, and transferees.

11.  Successors; Binding Agreement.  By an assumption agreement in form and substance satisfactory to the Executive, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement had no succession occurred.

12.  Amendment of Agreement.  This Agreement may not be altered or amended except by a written agreement signed by the Company, the Bank, and the Executive.  However, if the Company determines to its reasonable satisfaction that an alteration or amendment of this Agreement is necessary or advisable so that the Agreement complies with the Code or any other applicable tax law, then upon written notice to Executive, the Company and the Bank may unilaterally amend this Agreement in such manner and to such an extent as the Company and the Bank reasonably considers necessary or advisable to ensure compliance with the Code or other applicable tax law.  Nothing in this Section 12 shall be deemed to limit the Company’s and the Bank’s right to terminate this Agreement without stated cause pursuant to Section 3(b).

13.  Interpretation.  Caption headings and subheadings herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.  Words used in the singular in this Agreement shall include the plural, and words used in the masculine shall include the feminine.

14.  Severability.  If any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and each such other provision shall continue in full force and effect to the full extent consistent with law.  If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of the provision not held invalid, and the remainder of such provision together with all other provisions of this Agreement shall continue in full force and effect to the full extent consistent with law.

15.  Governing Law, Venue, and Waiver of Right to Jury Trial.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio, without regard to its conflict of laws provisions, except to the extent preempted by the laws of the United States of America.  The Executive, the Company and the Bank agree that the exclusive venue for resolution of any disputes regarding or arising out of this Agreement or the Executive’s employment shall be the state and federal courts located in Stark County, Ohio, or the federal courts located in the jurisdiction of the county wherever the corporate headquarters of the Company may be located in the future.  The Executive, the Company and the Bank further agree to waive any right to a jury trial with respect to any disputes regarding or arising out of this Agreement or the Executive’s employment with Consumers.  The Executive, the Company and the Bank each acknowledge and agree that this selection of venue and waiver of the right to a jury trial is knowingly, freely, and voluntarily given, is made after opportunity to consult with counsel of their choosing about this Agreement and its provisions, and is in the best interests of each party hereto.

16.  Entire Agreement.   This Agreement constitutes the entire agreement between Executive, the Company, and the Bank concerning the subject matter. No rights are granted to the Executive under this Agreement other than those specifically set forth.

17.  No Guarantee of Employment.  This Agreement is not an employment policy or contract.  It does not give the Executive the right to remain an employee of Consumers nor does it interfere with Consumer’s right to discharge the Executive.  It also does not require the Executive to remain an employee or interfere with the Executive’s right to terminate employment at any time.

18.  Tax Withholding.  If taxes are required by the Code or other applicable tax law to be withheld by the Company and the Bank from payments under this Agreement, the Company shall withhold any taxes that are, it its sole opinion, required to be withheld.

19.  Notices.  All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice.  If to the Company and/or the Bank, notice shall be given to the Board or to such other or additional person or persons as the Company shall have designated to the Executive in writing.  If to the Executive, notice shall be given to the Executive at the Executive’s address appearing on the Company’s records, or to such other or additional person or persons as the Executive shall have designated to the Company and the Bank in writing.

20.  Compliance with Section 409A.  To the extent applicable, the Company, the Bank, and the Executive intend that this Agreement shall comply with Section 409A and that the Agreement shall be construed in a manner to comply with Section 409A.

21.  Tax Treatment.  Notwithstanding any other provision of this Agreement, the federal, state, and local income and/or other tax treatment of payments and benefits under this Agreement shall not be, and is not, warranted or guaranteed.  Neither Consumers, its directors (including, without limitation, the Board), officers, employees, agents, attorneys, nor any of their designees shall be liable for any taxes, penalties, or other monetary amounts owed by the Executive or any other person as a result of the Agreement, any deferral or payment under the Agreement, or the administration of the Agreement.

22.  EESA Limitations.  Notwithstanding anything herein to the contrary, the terms of this Agreement shall be construed subject to the limitations of the Emergency Economic Stabilization Act of 2008 (“EESA”).  It is expressly understood that this Agreement will be enforced in a manner which is consistent with Section 111 of EESA, as amended, and rules and regulations currently issued and to be issued thereunder.  Until such time that the United States Treasury ceases to own any debt or equity or equity securities of Consumers acquired pursuant to the Capital Purchase Program, Consumers and Executive agree that all payments under this Agreement shall be limited to the extent necessary to comply with Section 111 of EESA, as amended.

IN WITNESS WHEREOF, the Executive and a duly authorized officer of the Company and of the Bank have executed this Noncompetition Agreement as of the date first written above.

COMPANY AND BANK:
Consumers Bancorp, Inc.

By:

Title:

Date:

Consumers National Bank

By:

Title:

Date:

EXECUTIVE

Date: